CERTIFICATE OF INCORPORATION
                               OF
                          DURWOOD, INC.



     FIRST:    The name of this corporation shall be:

                          DURWOOD, INC.

     SECOND:   Its registered office in the State of Delaware is to
be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

     THIRD:    The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH:   The total number of shares of stock which this
corporation is authorized to issue is:

          (a) Common. 50,000,000 shares of Common Stock having a par value of $.001 per share:

          (b) Preferred. 500,000 shares of Preferred stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.

     FIFTH:    The name and address of the incorporator is as
follows:

                         Jane S. Krayer
                         Corporation Service Company
                         1013 Centre Road
                         Wilmington, DE 19805

     SIXTH:    The Board of Directors shall have the power to amend
or repeal the by-laws.




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     SEVENTH:  No director shall be personally liable to the
Corporation or its stockholders for monetary damages from any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directory's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this twelve day of July, A.D., 1996.


                                    /s/Jane S. Krayer
                                   Jane S. Krayer
                                   Incorporator